SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                                    PURSUANT
                          TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of Report (date of earliest event reported)        September 6, 2005
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                              OXFORD VENTURES, INC.
             (Exact name of Registrant as specified in its charter)



                Nevada                    000-49670                N/A
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 (State or other jurisdiction     (Commission File number)     (IRS Employer
of incorporation or organization)                            Identification No.)


                   4655 East Ivy St., Suite 101, Mesa AZ 85205
               (Address of principal executive offices) (Zip Code)

                                 (480) 924-4123
              (Registrant's Telephone Number, Including Area Code)



                  (Former Address If Changed since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation for the registrant under any of the following provisions (see General Instruction A.2. below):

      [] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

      [] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

      [] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

      [] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Section 1 - Registrant's Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

         On September 6, 2005, Oxford Ventures, Inc. (the "Registrant") entered into a term sheet (the "Bridge Term Sheet") with Highgate House Funds, Ltd. ("Highgate") and Prentice Capital Management, LP ("Prentice"). Pursuant to the Bridge Term Sheet, the Registrant agreed to issue bridge notes to Highgate and Prentice in an amount of up to $15,000,000 (the "Bridge Notes") and to issue Highgate and Prentice warrants for up to 5,000,000 shares of the Registrant's common stock for a period of ten years with an exercise price of $0.01 (the "Warrants"). In exchange for the purchase of the Bridge Notes, the Registrant will grant Highgate and Prentice a security interest in all of its assets and will issue shares of common stock in an amount equal to five times the total amount of the Bridge Notes to be held in escrow in the event of a default under the Bridge Notes (the "Escrow Shares").

         Pursuant to the Bridge Term Sheet, the Bridge Notes will have a term of two years from the date of issuance and shall bear an interest of ten percent per annum. The Registrant may redeem the Bridge Notes at any time prior to their maturity at a price equal to 120% of the face amount redeemed plus any accrued interest. Highgate and Prentice may at their option convert all or some of the Bridge Notes plus any accrued and unpaid interest into shares of the Registrant's common stock at the price of $1.50 per share.

         As a condition to closing, the Registrant shall have entered into a Standby Equity Distribution Agreement ("SEDA") with Cornell Capital Partners, LP ("Cornell"), agreed to a written use of the proceeds from the Bridge Notes and executed all documents related to the Bridge Notes.

         On September 6, 2005, the Registrant entered into a term sheet (the "SEDA Term Sheet") with Cornell pursuant to which Cornell shall commit to purchase over the course of two years from the date of the effectiveness of a registration statement described below up to $30,000,000 of the Registrant's common stock in increments of up to $1,000,000 (each such increment, an "Advance"). The purchase price for this common stock shall be 97% of the lowest daily volume weighted average price of the common stock during the five consecutive trading days after notice is given requesting an Advance.

         The Registrant shall file a registration statement with the Securities and Exchange Commission to register the resale of the Registrant's common stock issued to Cornell pursuant to the SEDA. The registration statement shall also include the shares of common stock underlying the Warrants and the Escrow Shares.

         On September 6, 2005, the Registrant entered into a term sheet (the "Merger Term Sheet") with Uluru, Inc. ("Uluru") pursuant to which it is bound to enter into an Agreement and Plan of Merger and Reorganization (the "Merger Agreement") by and among Registrant, Uluru, and a to be formed wholly-owned subsidiary of the Registrant ("Merger Corp."). As contemplated by the Merger Term Sheet, Merger Corp. will merge with and into Uluru (the "Merger"), as a result of which Registrant will acquire all of the issued and outstanding shares of Uluru and Uluru will become a wholly-owned subsidiary of the Registrant. As contemplated by the Merger Term Sheet, the Registrant will use proceeds from the Bridge Notes to provide a bridge loan to Uluru. Uluru, in turn, will use the proceeds from this financing to acquire certain pharmaceutical assets as well as for general working capital purposes.

         In connection with the Merger, the holders of Uluru common stock, will receive 11,000,000 shares of the Registrant's common stock and the shareholders of Registrant immediately prior to the Merger will retain 1,000,000 shares of common stock of Registrant.

         After giving effect to the Merger, the shares of common stock into which the Bridge Notes are convertible and the Warrants, Registrant will have 28,000,000 shares of common stock issued and outstanding.

         Among its other provisions, the Merger Term Sheet provides that the Board of Directors of Registrant following the closing of the Merger shall consist of five members. On the closing date of the Merger, all of the current officers and directors of Registrant shall resign and, simultaneously with such resignation, appoint a new Board of Directors and such executive officers as shall be determined Uluru, except that Highgate and Prentice have the right to appoint one member of the five new members of the Board of Directors. All securities issued pursuant to the Merger will be "restricted" stock and be subject to all applicable re-sale restrictions specified by federal and state securities laws.

         The parties' obligations to consummate the Merger are subject to certain closing conditions including the following: (i) obtaining all necessary board, shareholder and third party consents; and (ii) satisfactory completion by Registrant and Uluru of all necessary technical and legal due diligence.

         From and after the date of execution of the Merger Term Sheet and continuing through December 4, 2005 (the "Exclusivity Period"), Uluru has agreed that it will not enter into any agreement or consummate any transaction with any third party, in whatever form, other than in the ordinary course of business (including, without limitation, joint venture, sale, license, distribution agreement, etc.) or enter into any other transaction that would preclude the consummation of the transactions contemplated by the Merger Agreement.



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                                   SIGNATURES

         In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                    OXFORD VENTURES, INC.


Date: September 10, 2005            By: /s/ Daniel Leonard
                                        ------------------------------------
                                        Daniel Leonard
                                        Chief Executive Officer